EXHIBIT 99.1

Aligos Therapeutics Reports Recent Business Progress and Second Quarter 2026 Financial Results

SOUTH SAN FRANCISCO, Calif., Aug. 06, 2026 (GLOBE NEWSWIRE) -- Aligos Therapeutics, Inc. (Nasdaq: ALGS, “Aligos”), a clinical stage biotechnology company focused on improving patient outcomes through best-in-class therapies for liver and viral diseases, today reported recent business progress and financial results for the second quarter 2026.

“Our team has continued to execute on our key strategic priorities to advance our pipeline this year,” stated Lawrence Blatt, Ph.D., M.B.A., Chairman, President, and Chief Executive Officer of Aligos Therapeutics. “We strengthened our financial position through non-dilutive capital, including the $25M upfront payment related to the exclusive Greater China license for pevifoscorvir sodium. In addition, our partner Amoytop has advanced our potential best-in-class ASO for chronic HBV infection, bringing the program through IND approval in China, resulting in a $3M milestone payment. Pevifoscorvir sodium continues to make significant progress, highlighted by the completion of enrollment for the Phase 2 B-SUPREME study and the receipt of Breakthrough Designation in China for chronic HBV infection. As we look ahead to topline data from the B-SUPREME study which is expected in late Q3 next year, we remain confident that our differentiated pipeline has the potential to meaningfully reduce the burden of end-stage liver disease and liver cancer, the main goal of chronic HBV infection treatment.”

Recent Business Progress

Pipeline Updates

Pevifoscorvir sodium: Potential first-/best-in-class small molecule CAM-E for chronic hepatitis B virus (HBV) infection

  In addition to Fast Track Designation from the U.S. Food and Drug Administration, pevifoscorvir sodium was granted Breakthrough Therapy Designation from the Center for Drug Evaluation (CDE) of China’s National Medical Products Administration (NMPA) for chronic hepatitis B virus (HBV) infection.
  The Phase 2 B-SUPREME study (NCT06963710) has completed enrollment with 131 participants enrolled in the HBeAg+ cohort (Part 1a) and 114 participants enrolled in the HBeAg- cohort (Part 2a).
  Topline data for both the HBeAg+ and HBeAg- cohorts are expected in late Q3 2027.
  The Company entered into an exclusive license deal with Xiamen Amoytop Biotech Co., Ltd. (Amoytop) to develop and commercialize pevifoscorvir sodium in Greater China for chronic HBV infection. Aligos received the $25M upfront and is entitled to up to $420M USD in clinical, regulatory, and sales milestones with tiered, high single-digit royalties.
  According to a recently published paper by Papatheodoridis, et. al. (Journal of Hepatology, July 2026), despite >10 years of nucleos(t)ide analog therapy, patients with chronic HBV infection remain at risk for hepatocellular carcinoma. Chronic HBV infection remains a large unmet medical need with ~240 million patients worldwide and 1.2 million new infections each year according to the World Health Organization.

ALG-170675: Potential best-in-class antisense oligonucleotide (ASO) for chronic hepatitis B virus (HBV) infection

  ALG-170675 is a next-generation ASO discovered as part of a research collaboration with Amoytop, who maintain rights in Greater China. Novel intellectual property has been filed for this candidate, which has shown improved RNase H mediated in vivo activity over GSK-836 (bepirovirsen) with similar hTLR8 agonist activity observed in vitro and in vivo. In addition, ALG-170675 utilizes novel monomers that could potentially reduce ASO toxicity and improve ASO liver to kidney ratios. Additionally, nonclinical studies have shown additive to synergistic effects when combined with a CAM-E.
  Our partner Amoytop received IND approval in China for ALG-170675, and is expected to advance the program into clinical studies with a Phase 1 SAD/MAD study in healthy volunteers, followed by multiple doses in participants with chronic HBV infection in China. Current costs for development in China are being funded by Amoytop, who maintain rights in Greater China.
  Amoytop’s receipt of IND approval in China for ALG-170675 triggered a $3M milestone payment to Aligos, which is expected to be received in Q3 2026.
  Under our agreement with Amoytop, Aligos retains ex-Greater China rights and all data generated by either partner can be used in their respective territories. Aligos has the potential to conduct a Phase 2 study in 2028, which may include combination therapy (e.g. pevifoscorvir sodium). Each party is responsible for their own development costs.

Financial Results for the Three Months Ended June 30, 2026

Cash, cash equivalents and investments totaled $30.4 million as of June 30, 2026, compared with $77.8 million as of December 31, 2025. This excludes the $25M upfront payment received from Amoytop in July 2026. Our cash and cash equivalents are expected to provide sufficient funding of planned operations through the fourth quarter of 2026.

Net loss for the three months ended June 30, 2026 was $1.5 million or basic and diluted net loss per common share of $(0.14), compared to net loss of $15.9 million or basic and diluted net loss per common share of $(1.53), for the three months ended June 30, 2025.

Research and development (R&D) expenses for the three months ended June 30, 2026 were $24.1 million, compared with $14.0 million for the same period of 2025. The increase was primarily due to an increase in third-party expenses for the pevifoscorvir sodium Phase 2 clinical trial. Total R&D stock-based compensation expense incurred for the three months ended June 30, 2026 was $0.7 million, compared with $0.6 million for the same period of 2025.

General and administrative (G&A) expenses was flat at $5.6 million each for the three months ended June 30, 2026 and June 30, 2025. Total G&A stock-based compensation expense incurred for the three months ended June 30, 2026 was $0.7 million, compared with $0.5 million for the same period of 2025.

Interest and other income, net, was income of $0.2 million for the three months ended June 30, 2026 compared with income of $1.2 million for the same period in 2025.

Change in fair value of 2023 common warrants for the three months ended June 30, 2026, was income of $3.0 million compared with income of $1.7 million for the same period of 2025.

About Aligos

Aligos Therapeutics, Inc. (NASDAQ: ALGS) is a clinical stage biotechnology company founded with the mission to improve patient outcomes by developing best-in-class therapies for the treatment of liver and viral diseases. Aligos applies its science driven approach and deep R&D expertise to advance its purpose-built pipeline of therapeutics for high unmet medical needs such as chronic hepatitis B virus (HBV) infection.

For more information, please visit www.aligos.com or follow us on LinkedIn or X.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation, statements with respect to the expected data releases and data presentations for the Company’s ASO program in HBV, and timing of data readouts for the pevifoscorvir sodium B-SUPREME study; potential success of the Company’s development programs, including timing of the Company’s anticipated ASO clinical trials; the potential for ALG-170675 to reduce ASO toxicity and improve ASO liver to kidney ratios; the potential additive to synergistic effects of ALG-170675 when combined with a CAM-E; statements about the Company’s plans to conduct a Phase 2 study on ALG-170675 in 2028, and whether it may include combination therapy (e.g. pevifoscorvir sodium); statements regarding potential financial milestones being met and future royalties being earned by Aligos under the Amoytop license, and regarding Amoytop’s success in developing the ASO and/or pevifoscorvir sodium in Greater China, including statements regarding timing and design of Amoytop’s anticipated clinical trials; and the company’s expectation that its cash, cash equivalents and investments provide sufficient funding of planned operations into the fourth quarter of 2026. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties inherent in the drug development process, including Aligos’ clinical-stage of development, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Aligos’ ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Aligos’ capital resources to fund operations, reliance on third parties for manufacturing and development efforts, reliance on collaborators to succeed in their development efforts and to comply with their contractual obligations, changes in the competitive landscape and the impact of global events and other macroeconomic conditions on Aligos’ business. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’ Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 6, 2026 and Aligos’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2026 and its future periodic reports to be filed or submitted with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Contact
Jordyn Tarazi
Vice President, Investor Relations & Corporate Communications
+1 (650) 910-0427
jtarazi@aligos.com

Aligos Therapeutics, Inc
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue from customers	$-	$965	$2,830	$1,276
Revenue from licensing agreements	27,778	-	27,778	-
Operating expenses:
Research and development	24,050	13,976	47,402	28,478
General and administrative	5,618	5,556	12,025	10,608
Total operating expenses	29,668	19,532	59,427	39,086
Loss from operations	(1,890)	(18,567)	(28,819)	(37,810)
Interest and other income, net	221	1,207	1,032	2,087
Change in fair value of 2023 common warrants	2,976	1,682	6,371	63,176
Income (loss) before income tax	1,307	(15,678)	(21,416)	27,453
Income tax provision	(2,811)	(185)	(3,128)	(228)
Net (loss) income	$(1,504)	$(15,863)	$(24,544)	$27,225
Net (loss) income per share, basic	$(0.14)	$(1.53)	$(2.36)	$2.90
Net (loss) income per share, diluted	$(0.14)	$(1.53)	$(2.36)	$2.90
Weighted-average shares of common stock, basic	10,430,808	10,351,120	10,416,964	9,385,167
Weighted-average shares of common stock, diluted	10,430,808	10,351,120	10,416,964	9,401,645

Aligos Therapeutics, Inc. Condensed Consolidated Balance Sheets (In thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)(1)
Assets
Current assets:
Cash and cash equivalents	$30,381	$18,303
Short-term investments	-	59,541
Accounts receivable	27,778	-
Other current assets	3,968	5,018
Total current assets	62,127	82,862
Other assets	4,200	5,671
Total assets	$66,327	$88,533

Liabilities and Stockholders’ Equity
Current liabilities	$28,343	$21,233
Other liabilities, noncurrent	6,100	13,755
Total liabilities	34,443	34,988
Total stockholders’ equity	31,884	53,545
Total liabilities and stockholders’ equity	$66,327	$88,533

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(1)    The condensed consolidated balance sheet as of December 31, 2025 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.